Insight Enterprises, Inc. Reports Preliminary (Unaudited)
Fourth Quarter 2008 Results

Earnings Decline in Quarter Primarily Reflects Softness in Worldwide IT Demand Environment,
Foreign Currency Exchange Losses and Severance Expenses

Company to Restate Earnings for Prior Years to Correct Accounting Treatment of Aged Trade Credits
Generated in the Ordinary Course of Business

TEMPE, Ariz. – February 9, 2009 – Insight Enterprises, Inc. (Nasdaq: NSIT) (the “Company” or “Insight”) today announced preliminary financial results for the fourth quarter of 2008 and its perspective on the 2009 market environment. The Company also said management has identified errors in the way it historically accounted for certain aged trade credits generated in the ordinary course of business. Consequently, management and the Audit Committee of the Board of Directors have determined that the Company will restate previously reported earnings as further explained below.

The Company will host a conference call and live webcast today at 9:00 a.m. ET to discuss preliminary fourth quarter 2008 results of operations and the proposed restatement.

Preliminary (Unaudited) Fourth Quarter Highlights
The Company stated that it is still working through its annual close process and audit, and therefore, all financial results announced today are preliminary and subject to final adjustments. These results specifically exclude the effect of the proposed restatement and other final year end tax adjustments. Additionally, these results exclude certain possible non-cash adjustments resulting from the determination of the utilization of foreign tax credits and the completion of the Company’s annual goodwill impairment testing.

•	Net sales for the quarter are expected to decrease 10% to $1.16 billion.

•	Gross profit for the quarter is expected to decline 10% to $155.4 million.

•	Net earnings from continuing operations for the quarter are expected to decrease to $5.4 million from $23.8 million for the fourth quarter of 2007.

•	Diluted earnings per share from continuing operations for the quarter are expected to decline to $0.11 from $0.48 for the fourth quarter of 2007.

•	Fourth quarter 2008 results include $3.2 million in severance expense, resulting from workforce reductions of over 280 positions in response to the overall demand environment.

•	Fourth quarter 2008 results include $6.2 million of net foreign currency exchange losses, primarily resulting from the strengthening of the U.S. dollar against the Canadian dollar and the Euro against the British Pound Sterling, as well as the volatility of those exchange rates during the quarter.

•	The Company’s focus on cash management initiatives resulted in the pay down of $103 million in debt in the fourth quarter.

“While softening demand for IT solutions led to fourth quarter results below management expectations, our successful efforts in 2008 to reduce our base cost infrastructure and refine our go-to-market model partially mitigated these results,” said Rich Fennessy, President and Chief Executive Officer. “Insight’s underlying business strategy remains strong, and the Company will continue to take the necessary actions to ensure our long-term success.”

From an operations perspective, Insight implemented a series of actions in 2008 to realign its business with the current market environment. Specifically, the Company:

•	completed several resource actions and managed attrition in its organic North America and EMEA operations, which reduced its workforce from December 31, 2007 by over 425 positions;

•	realigned its U.S. sales coverage model to more aggressively cover the market demand;

•	invested in a new SMB software sales force across EMEA to help increase new client acquisitions;

•	implemented management changes in its sales executive team to address performance shortfalls;

•	streamlined back office functions in all three geographic operating segments;

•	completed its IT systems upgrade project in the legacy US business;

•	completed the acquisition and integration of Calence and MINX as part of its efforts to expand its networking capabilities in North America and EMEA;

•	implemented a foreign currency hedging strategy late in the fourth quarter designed to reduce future foreign currency losses; and

•	aggressively managed its working capital accounts and focused the organization on the importance of cash flow and liquidity.

North America

Net sales in North America decreased 7% year-over-year to $789.1 million in the fourth quarter. Continued softness in the hardware category and lower agency fees for sales of software enterprise agreements led to gross margin of 13.5%, down 30 basis points year-over-year. Selling and administrative expenses were $97.2 million, up 6% compared to $91.9 million in the fourth quarter of 2007. This increase reflects the selling and administrative expenses associated with Calence, which was acquired in April 2008, partially offset by the benefit of the Company’s expense actions taken throughout 2008. North America also recorded severance expense of $2.3 million in the quarter. As a result, North America reported preliminary earnings from operations of $6.9 million in the fourth quarter of 2008 compared to $24.7 million in the fourth quarter of 2007.

The Company is currently finalizing its annual goodwill impairment testing, which is performed in the fourth quarter each year. Based on preliminary results of the annual impairment testing, the Company has determined that the additional goodwill of $9.1 million, related to the Calence earnout recorded in North America subsequent to the second quarter, is also impaired. This amount is not included in the preliminary results discussed above.

EMEA

In EMEA, net sales for the quarter decreased 19% year-over-year to $329.2 million. Results in EMEA were significantly affected by the appreciation of the U.S. dollar against the British Pound Sterling and the Euro during the fourth quarter as compared to the prior year. Excluding the negative effects of foreign currency translation, net sales in EMEA decreased 5% in local currencies. Gross profit dollars fell 12%, while gross margin increased by 100 basis points to 13.2% in the quarter, as compared to 12.2% in the fourth quarter of 2007, reflecting an increased mix of software and services sales within the EMEA business. Selling and administrative expenses were $33.2 million, down 10.5% year-over-year. EMEA also recorded $800,000 in severance and restructuring expenses in the quarter. As a result, preliminary earnings from operations in EMEA were $9.4 million for the fourth quarter of 2008, a decrease of 26% compared to the fourth quarter of 2007.

APAC

In APAC, net sales increased 17% year-over-year to $39.1 million in the quarter. Gross profit dollars fell 24% and gross margin decreased 740 basis points year-over-year to 14.1%, due primarily to a decrease in software enterprise agreement renewals. As a result, preliminary earnings from operations in APAC were $1.8 million for the fourth quarter of 2008, a decrease of 33% compared to the fourth quarter of 2007.

2009 Perspective

The Company believes that uncertainty around the depth and length of the global recession, anticipated volatility in currency markets, and continued tightness in the credit markets will combine to make 2009 a challenging year for most companies. Insight’s business will be further challenged by shrinking client budgets and reduced incentives from key channel partners. Therefore, the Company anticipates that net sales and gross profit will decline year over year in 2009, partially offset by the resource actions and other cost reduction initiatives completed in 2008 and planned for 2009. As a result, the Company expects diluted earnings per share before severance or any other one time charges will decline between 25% and 30% in 2009 with a larger percentage of decline in the first half of the year than in the second half, reflecting a more difficult year-to-year comparison and the effect of partner program changes in the software category.

“We remain confident that we have the right business model in place and have taken, or are prepared to take, the appropriate actions to manage through this difficult environment and emerge as a stronger company when market conditions improve,” Mr. Fennessy said. “Perhaps the greatest testament to our strategy is our strong long term client and partner relationships. Additionally, we enter 2009 with broad geographic capabilities, an attractive mix of hardware, software, and services capabilities, strong organic operating cash flows, and an experienced management team.”

Restatement of Previously Issued Financial Statements

Following an internal review, the Company has determined that the Company’s historical accounting treatment, since 1996, of certain aged trade credits created in the ordinary course of business was in error. The error relates primarily to the release of certain aged trade credits from its balance sheet to its statement of earnings prior to the complete release of the underlying liabilities under applicable legal requirements. Insight is working with its auditors and external advisors to quantify the related liabilities and to establish new policies going forward. The review, covering trade credits since 1996, is ongoing, but the Company expects that it will restate financial statements which are included in the Company’s most recently filed Annual Report on Form 10-K, for the year ended December 31, 2007, and in the Quarterly Reports on Form 10-Q for the first three quarters of fiscal year 2008. The Company also expects that the restatement of its financial statements will include a material reduction of retained earnings as of December 31, 2004, related to the accumulation of such errors in prior periods. The cumulative restatement effect is expected to be $50 million to $70 million, before consideration of any tax effects. Given the high volume of individual transactions involved and complexity of researching each item, the Company expects that the final settlement of these liabilities may take multiple years and may eventually be settled for less than the estimated liability. Any difference between the restated amounts accrued by the Company and the final settlement with counterparties will be reflected in the periods in which any such resolution occurs.

“Insight is committed to fairly and completely addressing the impact of our historical accounting practices and to putting this matter definitively in the past,” Mr. Fennessy said. “In fact, Insight has already made a number of important changes in our finance activities, including new management in certain key finance roles, as well as updates to our systems and policies to ensure the Company’s accounting practices are fully compliant going forward. ”

The Company has informed the administrative agent and lenders under its primary secured credit facilities of its intention to restate its financial statements. The errors and consequent restatement constitute a default under the Company’s primary credit facilities. Accordingly, the Company sought and has received the waivers required to resolve this default.

The Company will not release final fourth quarter and full year 2008 results until it has finalized its year end closing process and audit, including the accounting related to the proposed restatement, at which time it will file its 2008 financial statements with the Securities and Exchange Commission (“SEC”).

CONFERENCE CALL
To access the teleconference, please dial 800.561.2718 (U.S. & Canada) or 617.614.3525 (International) and enter the participant code 59579229. The live webcast (in listen-only mode) and subsequent replays of the conference call will be available online on the investor relations section of the Company’s website, www.insight.com, at http://www.insight.com/site/static/investor—relations.cfm for a limited period of time.

FORWARD-LOOKING INFORMATION

Certain statements in this release and the related conference call and webcast are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements about our projected diluted earnings per share for 2009 and the expected effects of the restatement, are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statement. Some of the important factors that could cause the Company’s actual results to differ materially from those projected in any forward-looking statements, include, but are not limited to, the following, which are discussed in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007:

•	changes in the information technology industry and/or the economic environment;

•	the Company’s reliance on partners for product availability, marketing funds, purchasing incentives and competitive products to sell;

•	disruptions in the Company’s information technology systems and voice and data networks, including the system upgrade and the migration of acquired businesses to the Company’s information technology systems and voice and data networks;

•	the integration and operation of acquired businesses, including the Company’s ability to achieve expected benefits of the acquisitions;

•	actions of competitors, including manufacturers and publishers of products the Company sells;

•	the risks associated with international operations;

•	seasonal changes in demand for sales of software licenses;

•	increased debt and interest expense and lower availability on the Company’s financing facilities and changes in the overall capital markets that could increase the Company’s borrowing costs or reduce future availability of financing;

•	exposure to currency exchange risks and volatility in the U.S. dollar exchange rate;

•	dependence on key personnel;

•	risk that purchased goodwill or intangible assets become impaired;

•	failure to comply with the terms and conditions of the Company’s public sector contracts;

•	rapid changes in product standards; and

•	intellectual property infringement claims and challenges to the Company’s registered trademarks and trade names.

Additionally, there may be other risks that are otherwise described from time to time in the reports that the Company files with the SEC. Any forward-looking statements in this release should be considered in light of various important factors, including the risks and uncertainties listed above, as well as others. The Company assumes no obligation to update, and does not intend to update, any forward-looking statements. The Company does not endorse any projections regarding future performance that may be made by third parties.

CONTACT:

Insight Enterprises, Inc., Tempe, Arizona
Glynis Bryan, Chief Financial Officer, 480-333-3390, glynis.bryan@insight.com
Helen Johnson, SVP, Treasurer, 480-333-3234, helen.johnson@insight.com